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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of CenterPoint Energy, Inc. (the "Company") on Form S-3 of our reports dated March 12, 2004 (December 7, 2004 as to the presentation of Texas Genco Holdings, Inc. as discontinued operations as described in Note 3) appearing in the Company's Current Report on Form 8-K filed December 7, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. Such reports express an unqualified opinion and include explanatory paragraphs relating to the distribution of Reliant Energy, Inc. (formerly Reliant Resources, Inc.), the definitive agreement to sell Texas Genco Holdings, Inc., the change in the Company's method of accounting for goodwill and certain intangible assets pursuant to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and the recording of asset retirement obligations pursuant to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."



/s/ Deloitte & Touche LLP


Houston, Texas
December 10, 2004